Exhibit 10.1

March 25, 2025

PERSONAL & CONFIDENTIAL

Dear Dan,

This letter contains a Separation Agreement and Release intended to resolve any and all disputes arising from your employment and your separation from employment with MEDICINE MAN TECHNOLOGIES, INC. D/B/A SCHWAZZE ("Company") on mutually agreeable terms as set forth below. Please review it carefully and, if it is acceptable to you, sign and return an original copy to Stacy Hilyard at stacy.hilyard@schwazze.com. Although we hope to receive the signed copy of this Agreement as soon as possible, you should be aware that you have 45 days from the date of this Agreement to consider whether to enter into the Agreement.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is made by and between Daniel Pabon ("Employee" or "you") and Company (collectively referred to as the "Parties" or individually referred to as a "Party"). In the event that an entity acquires all or substantially all of the Company’s assets, the Company shall make reasonable efforts to have the successor honor and perform all payment obligations and other provisions herein. In consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.           Termination of Employment. Employee's employment with the Company shall cease effective on April 30, 2025 (the "Separation Date"). From and after the Separation Date, Employee shall not hold any office or position with, nor maintain any other status as an employee or agent of, the Company or any subsidiary or affiliate of the Company.

2.           Consideration. Company shall, (1) after receipt of a fully executed Agreement and Release; (2) after expiration of all applicable rescission periods; and (3) provided Employee complies with Employee's obligations under this Agreement (collectively "Conditions"), provide Employee with twelve (12) months of base gross salary in the total amount of $250,000 (less all required tax withholdings and other applicable deductions), payable in equal installments in accordance with the normal payroll practice of the Company as if Employee were employed by the Company during such 12 months.

3.           Accrued Salary and PTO. On the Separation Date, the Company will pay Employee all accrued salary, subject to standard payroll deductions and withholdings. Employee is entitled to this payment regardless of whether or not Employee signs this Agreement.

4.           Termination of Benefits. Except as specifically set forth in this Agreement, Employee shall cease to be eligible for coverage and benefits under the Company's employee benefit plans, programs and policies as of April 30, 2025 or by the terms of such plans, programs and policies.

5.           COBRA. If Employee elects to continue coverage under the Company’s medical, dental, and vision plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), the Company agrees to pay directly on Employee’s behalf Employee’s monthly COBRA premium for coverage beginning May 1, 2025 and ending twelve (12) months from the Separation Date (the “Continuing Benefits Period”). Employee remains responsible to elect enrollment in COBRA and to promptly notify the Company of such election.

6.           Other Compensation or Benefits. Employee acknowledges that, except as expressly provided in this Agreement, Employee is not entitled to receive, and will not receive, any additional compensation, separation payment/severance or benefits after the Separation Date.

7.           Expense Reimbursements. Within ten (10) days of the Separation Date, Employee will submit Employee's final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice.

8.           Return of Company Property. On the Separation Date or as soon as practicable and unless otherwise agreed upon, Employee shall return to the Company all Company documents (and all copies thereof) and other Company property that Employee has in Employee's possession at any time, including, but not limited to, Company files, notes, drawings, records, .business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, laptop computers) and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9.           Confidential Information Obligations. Both during and after Employee's employment, Employee acknowledges Employee's continuing obligations under the Company Employee Handbook, including Employee's obligations not to use or disclose any confidential or proprietary information of the Company.

10.        Non-Disparagement. Employee agrees not to disparage the Company or the Company's officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.         Non-Solicitation; Non-Interference. For a period of twelve (12) months following the Effective Date (defined below), Employee agrees that Employee will not, directly or indirectly, for Employee's benefit or for the benefit of any other person, firm or entity, do any of the following:

(a)        solicit the employment or services of, or hire or engage, any person who was known to be employed or engaged by Company as of the Effective Date, or within 6 months thereof; or

(b)       otherwise interfere with the business or accounts of Company, including, but not limited to, with respect to any relationship or agreement between Company and any vendor or supplier.

12.        Release of All Claims. In exchange for the consideration described in Section 2 herein, and the other promises and obligations set forth in this Agreement, Employee hereby irrevocably, unconditionally, and fully releases the Company, its affiliates, owners, predecessors, successors, parents, subsidiaries, divisions, heirs, assigns, executives, present and former representatives, present and former employees, consultants, agents, insurers and attorneys ("Released Parties") from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims"), that Employee at any time had or claimed to have or that Employee may have or claim to have regarding any matter as of the date of this Agreement, including, without limitation, any and all claims related to or in any manner incidental to Employee's employment or termination of employment with the Company. It is expressly understood by Employee that among the various rights and claims being waived in this release include those arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (" ADEA"), the Family and Medical Leave Act, common law and any and all other applicable federal, state, county or local statutes, ordinances, or regulations, and the law of contract and tort. The released claims also include claims of discrimination or harassment on the basis of workers' compensation status, but do not include workers' compensation claims. By signing this Agreement, Employee acknowledges that Employee intends to waive and release all rights known or unknown that Employee may have against the Released Parties under these and any other laws: provided that the Employee does not waive or release claims with respect to (A) any rights that Employee may have to any payments or benefits pursuant to this Agreement and (B) rights that cannot be released as a matter of law.

13.         RELEASE OF CLAIMS AND NOTICES REQUIRED UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS' BENEFIT PROTECTION ACT. Employee understands and agrees that Employee:

(a)        Has been offered at least forty-five (45) days during which to consider this Agreement before signing it and understands that if Employee signs this Agreement prior to the expiration of such forty-five (45) day period, Employee knowingly and voluntarily waives the remainder of such consideration period;

(b)        Has carefully read and fully understands all of the provisions of this Agreement;

(c)        ls waiving and releasing any rights under the ADEA and the Older Workers Benefit Protection Act ("OWBPA"), among other claims;

(d)       Knowingly and voluntarily agrees to all of the terms set forth in this Agreement (and acknowledges the receipt of the information included on Exhibit A attached hereto);

(e)        Knowingly and voluntarily intends to be legally bound by the terms of this Agreement;

(f)        Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of the Employee's choice prior to executing this Agreement;

(g)       Has a full seven (7) days from the date of execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by sending written notice to Stacy Hilyard at stacy.hilyard@schwazze.com, and that neither Company nor any other person is obligated to provide any payments or benefits to Employee pursuant to this Agreement until eight (8) days have passed since Employee's signing of this Agreement without the Employee's -having revoked this Agreement;

(h)       Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived;

(i)         Understands that nothing in this Agreement prevents or precludes the Employee from challenging or seeking a determination of the validity of this waiver under the ADEA or the OWBPA in good faith, nor that it imposes any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law;

(j)        Understands that once Company has made its final offer of separation, any changes, whether material or immaterial, to this Agreement do not restart the forty-five (45) day period in which to consider the Agreement before signing it.

14.         No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee's name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee's own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

15.         Confidentiality.

(a)       Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Separation Information"). Except as required by law, Employee may disclose Separation Information only to Employee's immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee's attomey(s), and Employee's accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to al) other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

(b)       Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys' fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee's breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from Employee's obligations hereunder, nor permit Employee to make additional disclosures. Employee warrants that Employee has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

16.         Breach. In addition to the rights provided in the "Attorneys' Fees" section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein tinder the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

17.         No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

18.        Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of any consideration provided to Employee or made on Employee's behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee's failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs.

19.         Equity

(a)        Employee represents and warrants that the table attached to this Agreement as Exhibit C fully and accurately describes the equity that Employee holds in the Company. Except as set forth in Exhibit C, Employee acknowledges and agrees that Employee does not have any other rights to receive, acquire, possess, or vest into any additional shares, warrants, securities, derivative securities, Performance Stock Units (“PSUs” or other equity (collectively “Equity”) in the Company.

(b)       Notwithstanding anything to the contrary in Employee’s Incentive Stock Option Agreements or Stock Option and Performance Share Unit Award Agreement (collectively “Equity Agreements”), the Company agrees to extend the period for Employee to exercise Employee’s vested Stock Options to the Expiration Date.

(c)        Notwithstanding anything to the contrary in Employee’s Equity Agreement, the Company agrees to accelerate the vesting of Stock Options scheduled to vest on May 3, 2025.

(d)       Except as provided for herein, Employee agrees and understands that the exercise and treatment of the Equity described in this Agreement remain subject to any applicable Plan and agreements, which remain in full force and effect with respect to such Equity.

20.         No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.         Severability. ln the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.         Attorneys' Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action.

23.        Entire Agreement. This Agreement, along with the Confidentiality Agreement, represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee's employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee's relationship with the Company.

24.         No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company.

25.        Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Colorado.

26.         Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within forty-five (45) days of the date of this Agreement (the "Execution Deadline"). Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after the Execution Deadline, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "Effective Date").

27.        Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.        Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee's claims against the Company and any of the other Releasees.

If you agree, please sign and return to the Company as instructed above.

Sincerely,

Christine Jones, Chief Legal Officer Medicine Man Technologies, Inc. Date: March 25, 2025

BY SIGNING BELOW, YOU ACCEPT THIS AGREEMENT AND ALL OF THE TERMS CONTAIN HEREIN.

By:
Daniel Pabon

Date:

Exhibit A - OWBPA Disclosures

Exhibit B - Addendum Attesting To Compliance With Protecting Opportunities and Workers' Rights [POWR) Act

Exhibit A

OWBPA Disclosure

Pursuant to the Older Workers Benefit Protection Act ("OWBPA"), Employee is provided with the following information:

a.           Decisional Unit. The decisional unit covered by this termination includes all employees of the Company in the Licensing department, as part of a strategic restructuring to consolidate roles and eliminate redundancies.

b.           Ages and Job Titles. The following is a current listing of the ages and job titles of the employees in the Decisional Unit who have been terminated since March 25, 2025.

Job Title	Age
Chief Policy & Regulatory Affairs Officer	47

The following is a current listing of the ages and job titles of employees in the Decisional Unit whose positions were not terminated:

Job Title	Age
Senior Manager, Licensing & Compliance	48
Senior Manager, Licensing & Compliance	30

Exhibit B

Addendum Attesting To Compliance With Protecting Opportunities and Workers' Rights (POWR) Act. Colo. Rev.

Stat. § 24-34-407(1)

By signing below, the Parties attest that this Agreement complies with subsection (1) of Colorado Revised Statute § 24-34-40 I, including that:

1.            The confidentiality and nondisclosure obligations in this Agreement apply equally to all Parties to the Agreement.

2.           Nothing in this Agreement restrains Employee from disclosing the underlying facts of any alleged discriminatory or unfair employment practice:

a.         including disclosing the existence and terms of a settlement agreement, to Employee's immediate family members, religious advisor, medical- or mental health-provider, mental- or behavioral-health therapeutic support group, legal counsel, financial advisor, or tax preparer;

b.         to any local, state, or federal government agency for any reason including disclosing the existence and terms of a settlement agreement, without first notifying the Company;

c.          in response to legal process, such as a subpoena to testify at a deposition or in court, including disclosing the existence and terms of a settlement agreement, without first notifying the Company; and

d.          for all other purposes required by law.

3.          The disclosure of underlying facts of any alleged discriminatory or unfair employment practice as described above does not constitute disparagement.

4.           If the Company disparages Employee to a third party, the Company may not seek to enforce Paragraph 10 (Non-Disparagement) or Paragraph 15 (Confidentiality, but all other remaining terms of the Agreement remain enforceable.

Medicine Man Technologies, Inc.

/s/ Dan Pabon		/s/ Christine Jones
Daniel Pabon		By: Christine Jones
Title: Chief Legal Officer

Dated:	May 2, 2025

Dated: March 25, 2025

Exhibit C

Equity

Grant Date	Expiration Date	Award Price	Award Type	Award Granted	Vesting Schedule	Awards Vested as of the Separation Date	Exercisable Awards if Employee does not sign this Agreement	Exercisable Awards if Employee Signs this Agreement	Time to Exercise if Employee does not sign this Agreement	Time to Exercise if Employee Signs this Agreement
08-12-2019	09-02-2029	$1.26	Stock Option	550,000	4YR	550,000	550,000	550,000	09-02-2029	09-02-2029
03-27-2020	03-27-2030	$1.26	Stock Option	100,000	4YR	100,000	100,000	100,000	03-27-2030	03-27-2030
05-03-2023	05-03-2033	$1.03	Stock Option	88,214	4 YR	22,054	22,054	44,108	05-03-2033	05-03-2033
08-28-2024[1]	08-28-2034	$1.03	Stock Option	88,214	4 YR	0	0	22,054	08-28-2034	08-28-2034
05-03-2023	N/A	N/A	PSU	60,680	4 YR	15,170	N/A	N/A	N/A	N/A
08-28-2024	N/A	N/A	PSU	60,680	4 YR	0	N/A	N/A	N/A	N/A

1 Options vest on the one-year anniversary of May 3, 2024.